Exhibit 10

Arthur O. Sulzberger, Jr.

Chairman, The New York Times Company

Publisher, The New York Times

229 West 43rd Street

New York, NY 10036

July 19, 2004

PERSONAL AND CONFIDENTIAL

Mr. Russell T. Lewis

[ADDRESS]

Dear Russ:

This letter agreement will confirm the terms negotiated and reached between you and The New York Times Company, its affiliates, subsidiaries, divisions, successors and assigns (“The Times” or the “Company”) concerning your continuation of and separation from employment with The Times (the “Agreement”):

1.     a.  Effective December 26, 2004, you will resign as President and Chief Executive Officer, as a member of the Board of Directors, as well as from each of the other various positions as officer or director that you then hold, as requested by The Times.  (A draft of the resignation letter is attached as Exhibit A.)

b.  You will continue as an employee of The Times, with the duties set forth in Paragraph 5 below, at your current annual salary rate of $1,024,850, with employee benefits coverage substantially the same as provided from time to time to senior executives of The Times, and with participation in executive incentive compensation plans according to their terms and as set forth below, until December 26, 2006, at which time you will retire.

c.  Upon your retirement on December 26, 2006, or your termination prior to that date (as provided for in paragraph 9 of this Agreement), or your death prior to that date, your retirement benefits will commence under The New York Times Company’s Supplemental Executive Retirement Plan (“SERP”) and The New York Times Companies Pension Plan (collectively referred to as the “Pension Plans”), and The Times confirms that the Committee (as defined under SERP) has consented to the commencement of benefits.  Your SERP benefit will be calculated on the same basis as if you had retired at age 60.  In the event of your death prior to December 26, 2006, benefits from the Pension Plans will commence for your spouse as if you had died after retiring at age 60 and had elected the joint and survivor payment option.  Total annual pension benefit will be based on the final average annual earnings for the highest 60 consecutive months during the last 120 months of employment up to and including December 2006.

d.  To the extent applicable Company performance goals are met, you will receive payment for the 2004, 2005 and 2006 annual bonus(es) at the rate approved by the Compensation Committee for The Times’s President and CEO job band.  Payment will be based on Company performance, and is generally made in February following the bonus year.

e.  You will receive such number of stock options in December 2004, 2005 and 2006 that are granted by the Compensation Committee to The Times’s President and CEO job band.  You will receive none thereafter.  You will have the right to exercise all outstanding stock options according to their terms.  All of your unvested stock options will continue to vest in accordance with their terms until your retirement, and those that remain unvested at that time will become exercisable 30 days after your retirement, and your stock options will remain outstanding and exercisable until the end of their original 10-year terms.  Previously granted restricted stock awards will continue to vest in accordance with their terms until your retirement, and any that remain unvested at that time will vest upon your retirement.

f.  You will participate in all cycles under The Times’s Long-Term Incentive Plan that commence prior to December 26, 2006, on whatever terms are authorized by the Compensation Committee for The Times’s President and CEO job band.  Payments will be based upon Company performance.

g.  As an employee, all payments made will be subject to all lawful deductions pertaining to employees.

h.  Should you die after December 26, 2004, but before the providing of all consideration set forth in clauses b, d, e and f of this paragraph 1 is completed, all payments scheduled to be made to you under this paragraph will be fully payable to your spouse or, if she predeceases you, to your designated beneficiary on the same schedule and in the same full amounts as if you had lived past December 26, 2006.

i.  All determinations by the Company, acting through its Compensation Committee or otherwise, respecting the terms of the foregoing executive incentive compensation shall be final and binding upon you; provided such determinations are consistently applicable to all executives.

2.     You acknowledge that the monies, benefits and arrangements set forth above are special payments and arrangements to which you are not otherwise entitled and which are not normally provided by The Times, but are being given as special consideration for all of the promises you make in this Agreement, including your release of all claims against the Releasees, as set forth in paragraph 11.

3.     By signing this Agreement, you affirm that you have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against Releasees, as the term is defined herein, in any forum or form. You further affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled for all hours worked through the date of this Agreement and that no other compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this Agreement.  You furthermore affirm that you have no known workplace injuries and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or related state or city laws.  You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by The Times or its officers, including any allegations of corporate fraud.

4.     This Agreement does not reduce or curtail vested retirement or welfare benefit rights you were entitled to receive prior to the date of this Agreement, nor reduce or curtail any applicable employee benefit plan provisions or summary plan descriptions.  Information concerning the disposition of the employment benefits to which you are entitled will be provided to you by the appropriate plan administrator.

5.     a.  You will, prior to your retirement, make yourself available to provide such services as may be reasonably requested by The Times, including representing The Times on joint ventures and other selected matters.

b.  You also agree that before and after your retirement you will make yourself available to assist The Times as reasonably requested, regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters about which you have personal knowledge or which were within the purview of your responsibilities.  You agree to assist in the prosecution or defense of such claims involving The Times, whether or not such claims involve litigation.  This assistance may include but is not limited to participation in interviews, development of factual matters and the giving of documentation and/or testimony, whether by oral testimony, affidavit, at trial or otherwise.

c.  You are authorized to incur reasonable expenses (including travel) in carrying out the duties and responsibilities described under this paragraph 5.  The Times will reimburse you for all such expenses upon presentation by you, from time to time, of accounts of such expenditures, appropriately itemized, documented and approved consistent with The Times’s policies as in effect from time to time.

d.  Consistent with The Times’s policies as in effect from time to time, use of The Times’s owned or leased aircraft (the “Aircraft”) will be made available to you in connection with this paragraph 5, whenever possible and subject to Aircraft availability.

6.     You agree that during the course of your employment with The Times, you had access to and came into contact with various forms of Confidential Information (including information conceived, originated or developed by you), which are the property of The Times.  Such Confidential Information includes, but is not limited to: (i) information with respect to costs, commissions, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product, programming and promotional ideas, potential acquisitions or divestitures, and new marketing ideas; (ii) methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, and other means used by The Times in the conduct of its business; (iii) the identity of The Times’s advertisers and their names and addresses, the names of representatives of The Times’s advertisers responsible for entering into contracts with The Times, the amounts paid by such advertisers to The Times, specific advertiser needs and requirements, and leads and referrals to prospective advertisers; and (iv) the identity of The Times’s employees, their salaries, bonuses, benefits, qualifications and abilities; all of which information is not generally known or available to the general public, but has been developed, compiled or acquired by The Times at its great effort and expense.  Confidential Information can be in any form: oral, written or machine readable, including electronic files.  You acknowledge that disclosure of such Confidential Information could be highly detrimental to The Times, and that serious loss of business and pecuniary damage may result therefrom, and agree not to disclose any such Confidential Information without The Times’s prior authorization or to use such Confidential Information other than in furtherance of your activities under paragraph 5 above or as may be approved in advance by The Times.  You furthermore affirm that, as of the date of your resignation, you will have returned all tangible written Confidential Information, and any other company property, to The Times; provided, however, that you may retain that tangible Confidential Information which may be required for your further services on behalf of The Times, but agree to return the same upon request by The Times.

7.     You agree that you will not apply for or seek re-instatement or re-employment with The Times and The Times is under no obligation to reinstate, or rehire, or consider you for employment or re-employment.

8.     You agree that you will not make any defamatory statements about The Times’s products and/or services, and/or any member of management of The Times.  The Times agrees to cause its executive officers comprising its Executive Committee to not make any defamatory statements about you.

9.     Notwithstanding any of the other terms of this Agreement, The Times may terminate your employment hereunder at any time prior to December 26, 2006 for Cause, in which case all of The Times’s obligations under paragraph

1a, b, d, e and f shall cease.  For purposes of this Agreement, the term “Cause” shall mean that in the judgment of The Times you (i) have engaged in any business or practice or became employed in any position that The Times, in its sole discretion, deems to be in competition with The Times or otherwise prejudicial to any of its business interests; or (ii) have directly or indirectly solicited, induced, aided or suggested to any employee, customer or entity that you are aware is actively being solicited to enter into a relationship with The Times, or any vendor, agency or advertiser of The Times, to leave such employ, to cease discussions, to terminate such relationship or to cease doing business or in any way diminish the amount of business they do with The Times; or (iii) have been convicted (including conviction on a nolo contendre plea) of a felony or a crime involving, in the judgment of The Times, fraud, dishonesty or moral turpitude, (iv) breached paragraph 5 of this Agreement, (v) breached paragraph 6 of this Agreement, (vi) breached paragraph 7 of this Agreement, or (vii) breached paragraph 8 of this Agreement, subject in the case of clauses (iv), (v), (vi) and (vii) to the provisions of paragraph 10.

10.   Any breach of paragraphs 5, 6, 7, and/or 8 except due to events beyond your control shall be considered a material breach of this Agreement.  The Times may initiate litigation to seek damages for such breach or to compel performance.  The Times shall give you written notice prior to terminating your employment for Cause, including due to a breach of this Agreement, pursuant to paragraph 9, and to the extent such Cause is capable of being cured, The Times shall specify the steps required, and you shall have ten (10) business days from the receipt of such notice within which, to effect a cure of such breach to the satisfaction of The Times.

11.   In return for the consideration set forth herein, and excluding your rights under this Agreement, you hereby forever waive and release The Times, all of its current and former employees, officers, directors and agents, individually and in their corporate capacities (collectively referred to throughout this Agreement as “Releasees”) from any and all claims which you, your heirs, successors or assigns have or may have against any Releasee for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, those in any way related to your employment or termination of your employment by The Times, whether or not you know them to exist at the present time, including, but not limited to, rights under federal, state or local laws prohibiting age or other forms of discrimination, including Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the National Labor Relations Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the New York State Wage and Hour Laws, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New

York Human Rights Law, the New York Civil Rights Act, the New York City Human Rights Act, the New York City Administrative Code – Title 8, any public policy, contract or common law, and any alleged entitlement to costs, fees or expenses, including attorneys’ fees.

Upon your retirement, The Times shall condition the payment to you of the last payment to be made under the provisions of paragraph 1 (excluding 1.c.) of this Agreement and the vesting of your then unvested stock options and restricted stock upon your execution and delivery to The Times of a release, in the form attached hereto as Exhibit B, dated the date of your retirement.

12.   This Agreement constitutes our complete agreement, supersedes all prior obligations of The Times to you except as specified in this Agreement and may not be changed except in writing executed by both parties specifically referring to this Agreement.

13.   You are hereby advised that (a) you have up to twenty-one (21) days to consider the terms and the meaning of this Agreement and whether you wish to execute it, (b) you should seek advice from an attorney to consider the terms and the meaning of this Agreement, and (c) you may revoke this Agreement for a period of seven (7) business days following your signing of the Agreement.  Any modifications which may be made to this Agreement do not restart or affect in any manner the original twenty-one day consideration period.

14.   You agree that neither this Agreement and the release contained herein nor the furnishings of the consideration for this Agreement shall be deemed or construed as an admission of any liability or unlawful conduct at any time on the part of The Times.

15.   You agree that you have entered into this Agreement after having had the opportunity to consult the adviser of your choice, including an attorney, with such consultation as you deem appropriate, and you have a full understanding of your rights and of the effect of executing this Agreement, namely, that in accordance with paragraph 11 hereof (and subject thereto) you waive any and all claims or causes of action against The Times regarding your employment or termination of employment, including the waiver of claims set forth above (but excluding your rights under this Agreement).  You further acknowledge that your execution of this Agreement is made voluntarily and with full understanding of its consequences and has not been coerced in any way.

16.   Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association under its then existing commercial rules.  The site of the arbitration proceeding shall be in New York City, or another location mutually agreed to by the parties.

17.   This Agreement shall be governed and interpreted by and in accordance with the laws of the State of New York.

18.   If any term or provision of this Agreement or any provision thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision, which shall become null and void, leaving the remainder of this Agreement in full force and effect, unless the intent of the parties hereunder shall be frustrated by such action.

19.   Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery with a signed receipt, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To The Times:	Solomon B. Watson, Esq.
General Counsel
The New York Times Company
229 West 43d Street
New York, NY 10036

To Russell T. Lewis:	Russell T. Lewis
[ADDRESS]

20.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and assigns. No rights or obligations of The Times under this Agreement may be assigned or transferred by The Times except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which The Times is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of The Times, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of The Times and such assignee or transferee assumes the liabilities, obligations and duties of The Times, as contained in this Agreement, either contractually or as a matter of law. The Times further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of The Times hereunder. None of your rights or obligations under this Agreement may be assigned or transferred except as otherwise permitted by this agreement or operation of law.

21.   The Times hereby confirms that, with respect to any matter in which (i) you are named as a defendant or (ii) your actions as an officer, director or employee of The Times are at issue, you will remain entitled to all indemnification and related protections currently extended to The Times’s directors and officers under its certificate of incorporation and bylaws. This Agreement confirms that you will continue to be covered under The Times’s directors and officers insurance, as from time to time in effect, for matters occurring during your tenure as an officer, director or employee of The Times.

If the above correctly reflects your understanding of the Agreement between you and The Times, kindly sign this letter below where indicated and return it to me.

While this agreement is necessarily formal in tone, I cannot end it without thanking you for your outstanding contribution to The New York Times Company.

Very truly yours,

THE NEW YORK TIMES COMPANY

		By:	/s/	Arthur O. Sulzberger, Jr.
Arthur O. Sulzberger, Jr.

ACCEPTED AND AGREED:

/s/	Russell T. Lewis
Russell T. Lewis

Date:	7/19/04

Soc. Sec. No.:

EXHIBIT A

July 19, 2004

PERSONAL AND CONFIDENTIAL

The New York Times Company

229 West 43rd Street

New York, NY 10036

Attention: Corporate Secretary

Dear Gentlemen:

Effective December 26, 2004, I hereby resign as President and Chief Executive Officer of The New York Times Company (“The Times”), as a member of the Board of Directors of The Times and from my position as officer and/or director of each of The Times’s subsidiaries, divisions, affiliates or other entities for which I am serving in any capacity.

Very truly yours,

/s/	Russell T. Lewis
Russell T. Lewis

EXHIBIT B

[Form of Release]

[December 26, 2006]

PERSONAL AND CONFIDENTIAL

The New York Times Company

229 West 43rd Street

New York, NY  10036

Attention: Corporate Secretary

Dear Gentlemen:

I affirm that I have not filed, caused to be filed, or presently am a party to any claim, complaint, or action against any of the Releasees, as the term is defined in the Agreement dated July 19, 2004 (the “Agreement”), in any forum or form.  I further affirm that I have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which I may be entitled for all hours worked through the date of this letter and that no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in the Agreement.  I furthermore affirm that I have no known workplace injuries and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or related state or city laws.  I further affirm that I have not been retaliated against for reporting any allegations of wrongdoing by The Times or its officers, including any allegations of corporate fraud.

Excluding my rights under the Agreement, I hereby forever waive and release the Releasees from any and all claims which I, my heirs, successors or assigns have or may have against any Releasee for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, those in any way related to my employment or termination of my employment by The Times, whether or not I know them to exist at the present time, including, but not limited to, rights under federal, state or local laws prohibiting age or other forms of discrimination, including Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the National Labor Relations Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the New York State Wage and Hour Laws, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York Human Rights Law, the New York Civil Rights Act, the New York City Human Rights Act, the New York City Administrative Code – Title 8, any public policy, contract or common law, and any alleged entitlement to costs, fees or expenses, including attorneys’ fees.

Very truly yours,

Russell T. Lewis